Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

TECHNIPFMC PLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $1.00 per share	Other	15,245,950	$20.53	$312,999,353.50	0.0001476	$46,198.70
Total Offering Amounts					$312,999,353.50		$46,198.70
Total Fee Offsets
Net Fee Due					$312,999,353.50		$46,198.70

(1)
This Registration Statement registers 15,245,950 ordinary shares, par value $1.00 per share (the “Ordinary Shares”), of TechnipFMC plc (the “Company”) that may be issued to participants pursuant to TechnipFMC plc 2022 Incentive Award Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of consideration that increases the number of outstanding Ordinary Shares.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low prices per Ordinary Share as reported on New York Stock Exchange on October 23, 2023.